SCHEDULE 13G


	       Under the Securities Exchange Act of 1934
			(Amendment No.___1_____)*


Morgan Stanley Asia Pacific Fund, Inc._______________________________
(Name of Issuer)
Common Stock____________________________________________________
(Title of Class of Securities)
61744u106_______________________________________________________
(CUSIP Number)
Date of event which requires filing of this statement: 0/00/00

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however. see the Notes).



CUSIP NO 61744u106______          13G                   Page____ of _____



1.  Name of Reporting Person
	S.S. or I.R.S. Identification No. of Above Person
 Tattersall Advisory Group, Inc.
  54-1836068


2.  Check the Appropriate Box if a Member of a Group*

							(a)
							(b) XX


3.  SEC USE ONLY



4.  Citizenship or Place of Organization
    6802 Paragon Place Suite 200
    Richmond, Virginia 23230-1655


Number of               5.  4,534,700 shares
    Shares
Beneficially            6.  0
Owned by
    Each                7.  4,534,700 shares
Reporting
    Person              8.  0
    With



9.  Aggregate Amount Beneficially Owned By Each Reporting Person
	    4,534,700  shares


10.  Check Box If The Aggregate Amount In Row (9) Excludes
       Certain Shares*



11.  Percent Of Class Represented By Amount In Row 9
	     6.6%


12.  Type of Reporting Person*
       	IA





   SIGNATURE


	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   Morgan Stanley Asia Pacific Fund Inc.


ITEM 1:
  a)  Morgan Stanley Asia Pacific Fund Inc.
  b)  Morgan Stanley Asset Management Inc.
      1221 Avenue of the Americas
      New York, NY  10020

ITEM 2:
  a)  Tattersall Advisory Group, Inc.
  b)  6802 Paragon Place Suite 200 Richmond, Virginia 23230-1655
  c)  USA
  d)  Common Stock
  e)  61744u106

ITEM 3:
  e)  IA

ITEM 4:
  a)   4,534,700 SHARES
  b)   6.6 %
  c) (i)  4,534,700 shares
     (ii) 0
    (iii) 4,534,700 shares
    (iv)  0

ITEM 5:
  Not applicable

ITEM 6:
  Not applicable

ITEM 7:
  Not applicable

ITEM 8:
  Not applicable

ITEM 9:
  Not applicable

ITEM 10:
  Certification

Date:  January 15, 1999



______________________________________________
James E. Mallory, Director of Closed-End Funds